Rhinebeck Bancorp, Inc. Reports

Results for the Quarter and Year Ended December 31, 2024

News provided by

Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, January 30, 2025 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported a net loss for the fourth quarter of 2024 of $2.7 million, compared to net income of $930,000 for the fourth quarter of 2023. Diluted loss per share was $0.25 for the fourth quarter of 2024, compared to diluted earnings per share of $0.09 for the same quarter of 2023. Net loss for the year ended December 31, 2024 totaled $8.6 million, compared to net income of $4.4 million for the year ended December 31, 2023. Diluted loss per share was $0.80 for the year ended December 31, 2024, compared to diluted earnings per share of $0.40 for the year ended December 31, 2023. The results for the three and twelve months ended December 31, 2024 reflect $4.0 million and $16.0 million of loss on sale of securities from the previously disclosed balance sheet restructurings, respectively.

President and Chief Executive Officer Michael J. Quinn said, “In response to the evolving interest rate environment, we restructured our balance sheet by selling a substantial portion of our available-for-sale securities. The proceeds from these transactions were reinvested into higher-yielding and shorter duration assets, aligning with our long-term profitability goals. These strategic decisions have already begun contributing to an improvement in our net interest margin, and we believe this restructuring will continue to strengthen our financial performance. This restructuring positions us to deliver enhanced profitability, bolster our balance sheet flexibility, and support sustainable growth for our shareholders, our customers, and the communities we serve.”

Income Statement Analysis

For the three months ended December 31, 2024, net interest income increased $1.4 million, or 14.8%, to $10.5 million when compared to the three months ended December 31, 2023. Net interest income for the year ended December 31, 2024 increased $266,000, or 0.7%, to $38.2 million, compared to $38.0 million for the year ended December 31, 2023. The increase on a year-to-date basis was primarily due to higher yields on interest earning assets and lower borrowing costs, partially offset by higher costs for deposits.

For the three months ended December 31, 2024, the average balance of interest-earning assets decreased by $66.3 million, or 5.4%, to $1.16 billion while the average yield improved by 55 basis points to 5.60%, when compared to the three months ended December 31, 2023. The average balance of interest-bearing liabilities decreased by $69.8 million, or 7.6%, primarily due to a $70.2 million decrease in the average balance of Federal Home Loan Bank advances. The cost of interest-bearing liabilities decreased by 7 basis points to 2.71%, primarily due to a 100 basis point decrease in the cost of FHLB advances as higher-cost borrowings were paid off. The net interest margin increased by 65 basis points to 3.61% while the interest rate spread increased by 61 basis points to 2.89% for the three months ended December 31, 2024 as compared to the same period in 2023.

For the year ended December 31, 2024, the average balance of interest-earning assets decreased by $52.2 million, or 4.2%, to $1.19 billion as the average balances of both loans and available for sale securities decreased; while the average yield improved by 48 basis points to 5.36%, when compared to the year ended December 31, 2023. The average balance of interest-bearing liabilities decreased by $38.3 million, or 4.1%, primarily due to decreases in deposits and FHLB advances, while the cost of interest-bearing liabilities increased by 43 basis points to 2.87% due to a larger concentration of higher-costing certificates of deposit.

The net interest margin increased by 15 basis points to 3.21% and the interest rate spread increased by 5 basis points to 2.49% for the year ended December 31, 2024.

The provision for credit losses increased by $1.2 million, from $230,000 for the quarter ended December 31, 2023 to $1.4 million for the quarter ended December 31, 2024. The provision for credit losses increased by $1.1 million, or 64.5%, from $1.7 million for the year ended December 31, 2023 to $2.8 million for the year ended December 31, 2024. The increases to the provision for the quarter and year ended December 31, 2024 were primarily attributable to a commercial loan charge-off of $524,000 in the fourth quarter and updates to prepayments and other qualitative and quantitative components in our expected credit loss analysis.

Net charge-offs increased $325,000 from $646,000 for the fourth quarter of 2023 to $971,000 for the fourth quarter of 2024. The increase was primarily due to a commercial loan charge-off of $524,000 in the fourth quarter of 2024. Net charge-offs increased $333,000, or 16.1%, to $2.4 million for the year ended December 31, 2024. Net charge-offs on indirect automobile loans remained relatively stable at $1.4 million in both 2024 and 2023. The percentage of overdue account balances to total loans decreased to 1.71% as of December 31, 2024, from 1.90% as of December 31, 2023 and non-performing assets decreased $72,000, or 1.7%, to $4.1 million at December 31, 2024.

Non-interest loss totaled $2.5 million for the three months ended December 31, 2024, a decrease of $3.9 million, from non-interest income of $1.4 million for the comparable period in 2023, due primarily to the $4.0 million loss on sale of investment securities resulting from the previously mentioned balance sheet restructuring. Excluding the securities loss, non-interest income for the fourth fiscal quarter of 2024 would have been $1.5 million compared to $1.4 million for the three months ended December 31, 2023. The Company recorded an increase of $98,000, or 32.7%, in investment advisory income resulting from the improved market and economic conditions, an increase of $34,000 in service charges on deposit accounts and an increase of $15,000 in the cash surrender value of life insurance partially offset by a decrease of $10,000 on the disposal of premises and equipment.

Non-interest loss totaled $9.5 million for the year ended December 31, 2024, a decrease of $15.3 million, from non-interest income of $5.8 million in 2023, due primarily to the $16.0 million loss on sale of investment securities resulting from the previously mentioned balance sheet restructuring. Excluding the securities loss, non-interest income for the year ended December 31, 2024 would have been $6.5 million compared to $5.8 million for the year ended December 31, 2023. The Company recorded an increase of $368,000, or 31.6%, in investment advisory income resulting from the improved market and economic conditions, an increase of $192,000 related to gains on life insurance, an increase of $122,000 in service charges on deposit accounts, an increase of $86,000, or 12.9%, in the cash surrender value of life insurance, and an increase in the gain on sales of loans of $42,000, partially offset by a decrease of $64,000 on the disposal of premises and equipment.

Non-interest expense totaled $9.9 million for the fourth quarter of 2024, an increase of $821,000, or 9.0%, over the comparable period in 2023. The increase was primarily due to an $831,000 increase in salaries and benefits related primarily due to higher production commissions and higher medical insurance costs. Professional fees increased $101,000, occupancy fees increased $76,000, marketing fees increased $46,000 and other non-interest expense increased $168,000 primarily due to increased lending expenses. These increases were partially offset by a $375,000 write-down of the Bank’s Beacon, New York branch in the fourth quarter of 2023, which was sold in the first quarter of 2024.

Non-interest expense totaled $36.8 million for the year ended December 31, 2024, an increase of $419,000, or 1.2%, over 2023. The increase was primarily due to a $913,000 increase in salaries and benefits, an increase of $33,000 in marketing expense and a $26,000 increase in data processing costs. These increases were partially offset by the $375,000 write-down of the Beacon, New York branch in the fourth quarter of 2023, which was sold in the first quarter of 2024. FDIC deposit insurance and other insurance decreased $127,000, or 10.3%, primarily due to a decreased assessment rate while other non-interest expense decreased $61,000 primarily due to decreased lending expenses.

Balance Sheet Analysis

Total assets decreased $57.4 million, or 4.4%, to $1.26 billion at December 31, 2024 from $1.31 billion at December 31, 2023. Loans receivable decreased $37.1 million, or 3.7%, to $971.8 million, as compared to $1.01 billion at December 31, 2023, primarily due to a decrease in indirect automobile loans of $98.6 million, or 25.0%, reflecting a strategic decision to decrease that loan portfolio as a percentage of the balance sheet. At December 31, 2024, indirect automobile loans were 23.5% of assets, compared to 30.0% at December 31, 2023. Partially offsetting the decrease in automobile loans were increases in commercial real estate loans of $54.5 million, or 12.7%, and residential real estate loans of $9.4 million, or 12.2%. Available for sale securities decreased $32.0 million, or 16.7%, due to the aforementioned balance sheet restructuring which resulted in sales of $91.2 million, and paydowns, calls and maturities of $32.0 million, partially offset by purchases of $71.4 million and a decrease in unrealized loss on available for sale securities of $19.7 million. Cash and cash equivalents increased $15.4 million, or 69.4%, primarily due to an increase in deposits held at the FHLB and the Federal Reserve Bank of New York with proceeds resulting from maturing loans and securities sales. Premises and equipment decreased $3.5 million, or 19.7%, as our former Beacon, New York branch office was closed and the property sold during the first quarter of 2024 for $2.9 million. Federal Home Loan Bank stock decreased $2.6 million as borrowings decreased.

Past due loans decreased $2.5 million, or 12.8%, between December 31, 2023 and December 31, 2024, finishing at $16.7 million, or 1.71% of total loans, down from $19.2 million, or 1.90% of total loans at year-end 2023. The decrease was most notable in non-residential commercial real-estate, as a few large loans were brought current and one loan was paid off. The allowance for credit losses was 0.88% of total loans and 212.52% of non-performing loans at December 31, 2024 as compared to 0.81% of total loans and 194.31% of non-performing loans at December 31, 2023. Non-performing assets totaled $4.1 million, a decrease of $72,000, and included no other real estate owned at December 31, 2024. At December 31, 2023, non-performing assets totaled $4.2 million and included $25,000 in other real estate owned.

Total liabilities decreased $65.6 million, or 5.5%, to $1.13 billion at December 31, 2024 from $1.20 billion at December 31, 2023 due to a decrease in borrowings and deposits partially offset by an increase in accrued expenses and other liabilities. Advances from the Federal Home Loan Bank decreased $58.3 million, or 45.5%. Deposits decreased $9.7 million, or 0.9%. Interest bearing deposits increased $1.9 million, or 0.3%, while non-interest-bearing deposits decreased $11.7 million, or 4.7%. The growth in interest-bearing time deposits and the decrease in non-interest-bearing deposits was primarily due a shift in deposits from lower-yielding transaction accounts to higher-yielding time deposits and money market accounts as customers sought higher interest rates. Uninsured deposits were approximately 26.9% and 28.8% of the Bank’s total deposits as of December 31, 2024 and 2023, respectively.

Stockholders' equity increased $8.1 million, or 7.2%, to $121.8 million at December 31, 2024. The increase was primarily due to a $16.6 million decrease in accumulated other comprehensive loss reflecting the results of the balance sheet restructuring, which was partially offset by a net loss of $8.6 million. The Company's ratio of average equity to average assets was 9.23% for the year ended December 31, 2024 and 8.19% for the year ended December 31, 2023.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the effect of our rating under the Community Reinvestment Act, our ability to achieve the expected results of the balance sheet restructuring, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Interest and Dividend Income
Interest and fees on loans	$14,787	$14,230	$58,371	$55,077
Interest and dividends on securities	1,285	1,152	4,274	4,409
Other income	235	202	1,113	1,173
Total interest and dividend income	16,307	15,584	63,758	60,659
Interest Expense
Interest expense on deposits	5,223	4,795	21,294	17,617
Interest expense on borrowings	585	1,646	4,233	5,077
Total interest expense	5,808	6,441	25,527	22,694
Net interest income	10,499	9,143	38,231	37,965
Provision for Credit Losses	1,381	230	2,800	1,702
Net interest income after provision for credit losses	9,118	8,913	35,431	36,263
Non-interest (Loss) Income
Service charges on deposit accounts	750	716	3,002	2,880
Net realized loss on sales and calls of securities	(4,045)	—	(16,041)	—
Net gain on sales of loans	29	26	160	118
Increase in cash surrender value of life insurance	187	172	751	665
Net gain from sale of other real estate owned	—	—	4	—
Net (loss) gain on disposal of premises and equipment	—	10	(18)	46
Gain on life insurance	1	3	413	221
Investment advisory income	398	300	1,532	1,164
Other	168	173	677	686
Total non-interest (loss) income	(2,512)	1,400	(9,520)	5,780
Non-interest Expense
Salaries and employee benefits	5,425	4,594	20,372	19,459
Occupancy	1,117	1,041	4,266	4,256
Data processing	520	536	2,041	2,015
Professional fees	548	447	1,930	1,919
Marketing	223	177	588	555
FDIC deposit insurance and other insurance	302	308	1,105	1,232
Other real estate owned expense	—	3	—	3
Amortization of intangible assets	20	21	80	88
Write-down on branch held-for-sale	—	375	—	375
Other	1,788	1,620	6,466	6,527
Total non-interest expense	9,943	9,122	36,848	36,429
Net (loss) income before income taxes	(3,337)	1,191	(10,937)	5,614
Net (Benefit) Provision for Income Taxes	(683)	261	(2,317)	1,219
Net (loss) income	$(2,654)	$930	$(8,620)	$4,395

Earnings (loss) per common share:
Basic	$(0.25)	$0.09	$(0.80)	$0.41
Diluted	$(0.25)	$0.09	$(0.80)	$0.40

Weighted average shares outstanding, basic	10,770,586	10,742,550	10,757,750	10,789,009
Weighted average shares outstanding, diluted	10,770,586	10,746,119	10,757,750	10,855,552

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Cash and due from banks	$18,561	$14,178
Federal funds sold	18,309	7,524
Interest bearing depository accounts	614	427
Total cash and cash equivalents	37,484	22,129

Available for sale securities (at fair value)	159,947	191,985
Loans receivable (net of allowance for credit losses of $8,539 and $8,124, respectively)	971,779	1,008,851
Federal Home Loan Bank stock	3,960	6,514
Accrued interest receivable	4,435	4,616
Cash surrender value of life insurance	30,193	30,031
Deferred tax assets (net of valuation allowance of $1,336 and $598, respectively)	8,114	9,936
Premises and equipment, net	14,105	17,567
Other real estate owned	—	25
Goodwill	2,235	2,235
Intangible assets, net	166	246
Other assets	23,347	19,067
Total assets	$1,255,765	$1,313,202
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$238,126	$249,793
Interest bearing	782,657	780,710
Total deposits	1,020,783	1,030,503

Mortgagors’ escrow accounts	9,425	9,274
Advances from the Federal Home Loan Bank	69,773	128,064
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	28,796	26,521
Total liabilities	1,133,932	1,199,517

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,109,607 and 11,072,607 at December 31, 2024 and 2023, respectively)	111	111
Additional paid-in capital	45,946	45,959
Unearned common stock held by the employee stock ownership plan	(3,055)	(3,273)
Retained earnings	91,766	100,386
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(10,480)	(26,077)
Defined benefit pension plan, net of taxes	(2,455)	(3,421)
Total accumulated other comprehensive loss	(12,935)	(29,498)
Total stockholders’ equity	121,833	113,685
Total liabilities and stockholders’ equity	$1,255,765	$1,313,202

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,
	2024			2023
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest bearing depository accounts and federal funds sold	$19,206	$235	4.87%	$13,741	$202	5.83%
Loans(1)	969,088	14,787	6.07%	1,013,141	14,230	5.57%
Available for sale securities	166,512	1,212	2.90%	191,101	1,005	2.09%
Other interest-earning assets	3,250	73	8.94%	6,338	147	9.20%
Total interest-earning assets	1,158,056	16,307	5.60%	1,224,321	15,584	5.05%
Non-interest-earning assets	88,239			92,674
Total assets	$1,246,295			$1,316,995
Liabilities and equity:
NOW accounts	$123,333	$47	0.15%	$128,008	$44	0.14%
Money market accounts	188,903	1,194	2.51%	197,067	1,328	2.67%
Savings accounts	136,106	125	0.37%	150,056	136	0.36%
Certificates of deposit	339,936	3,836	4.49%	307,953	3,266	4.21%
Total interest-bearing deposits	788,278	5,202	2.63%	783,084	4,774	2.42%
Escrow accounts	7,137	21	1.17%	7,365	21	1.13%
Federal Home Loan Bank advances	50,480	491	3.87%	120,696	1,483	4.87%
Subordinated debt	5,155	94	7.25%	5,155	101	7.77%
Other interest-bearing liabilities	—	—	—%	4,545	62	5.41%
Total other interest-bearing liabilities	62,772	606	3.84%	137,761	1,667	4.80%
Total interest-bearing liabilities	851,050	5,808	2.71%	920,845	6,441	2.78%
Non-interest-bearing deposits	243,639			259,529
Other non-interest-bearing liabilities	28,837			28,902
Total liabilities	1,123,526			1,209,276
Total stockholders’ equity	122,769			107,719
Total liabilities and stockholders’ equity	$1,246,295			$1,316,995
Net interest income		$10,499			$9,143
Interest rate spread			2.89%			2.27%
Net interest margin(2)			3.61%			2.96%
Average interest-earning assets to average interest-bearing liabilities			136.07%			132.96%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $16,000 and $14,000 for the three months ended December 31, 2024 and 2023, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

	For the Year Ended December 31,
	2024			2023
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost	Balance	Dividends	Yield/Cost

	(Dollars in thousands)
Assets:
Interest bearing depository accounts	$21,042	$1,113	5.29%	$22,612	$1,173	5.19%
Loans(1)	987,212	58,371	5.91%	1,006,506	55,077	5.47%
Available for sale securities	177,214	3,799	2.14%	208,058	3,964	1.91%
Other interest-earning assets	4,689	475	10.13%	5,223	445	8.52%
Total interest-earning assets	1,190,157	63,758	5.36%	1,242,399	60,659	4.88%
Non-interest-earning assets	88,221			90,389
Total assets	$1,278,378			$1,332,788
Liabilities and equity:
NOW accounts	$124,061	$175	0.14%	$138,515	$192	0.14%
Money market accounts	187,615	4,971	2.65%	232,666	6,154	2.64%
Savings accounts	141,189	511	0.36%	161,812	586	0.36%
Certificates of deposit	339,133	15,528	4.58%	282,838	10,574	3.74%
Total interest-bearing deposits	791,998	21,185	2.67%	815,831	17,506	2.15%
Escrow accounts	9,210	108	1.17%	10,032	111	1.11%
Federal Home Loan Bank advances	82,915	3,787	4.57%	96,409	4,634	4.81%
Subordinated debt	5,155	390	7.57%	5,155	381	7.39%
Other interest-bearing liabilities	1,043	57	5.47%	1,146	62	5.41%
Total other interest-bearing liabilities	98,323	4,342	4.42%	112,742	5,188	4.60%
Total interest-bearing liabilities	890,321	25,527	2.87%	928,573	22,694	2.44%
Non-interest-bearing deposits	242,603			268,103
Other non-interest-bearing liabilities	27,515			26,972
Total liabilities	1,160,439			1,223,648
Total stockholders’ equity	117,939			109,140
Total liabilities and stockholders’ equity	$1,278,378			$1,332,788
Net interest income		$38,231			$37,965
Interest rate spread			2.49%			2.44%
Net interest margin(2)			3.21%			3.06%
Average interest-earning assets to average interest-bearing liabilities			133.68%			133.80%

(1)	Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $60,000 and $67,000 for the year ended December 31, 2024 and 2023, respectively.
(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Performance Ratios (1):
Return on average assets (2)	(0.85)%	0.28%	(0.67)%	0.33%
Return on average equity (3)	(8.60)%	3.43%	(7.31)%	4.03%
Net interest margin (4)	3.61%	2.96%	3.21%	3.06%
Efficiency ratio, excluding impact of securities loss restructure (7)	82.64%	86.52%	82.34%	83.28%
Average interest-earning assets to average interest-bearing liabilities	136.07%	132.96%	133.68%	133.80%
Total gross loans to total deposits	95.51%	97.87%	95.51%	97.87%
Average equity to average assets (5)	9.85%	8.18%	9.23%	8.19%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.88%	0.81%	0.88%	0.81%
Allowance for credit losses on loans as a percent of non-performing loans	206.56%	194.31%	206.56%	194.31%
Net charge-offs to average outstanding loans during the period	(0.10)%	(0.06)%	(0.24)%	(0.21)%
Non-performing loans as a percent of total gross loans	0.42%	0.41%	0.42%	0.41%
Non-performing assets as a percent of total assets	0.33%	0.32%	0.33%	0.32%

Capital Ratios (6):
Tier 1 capital (to risk-weighted assets)	11.81%	11.96%	11.81%	11.96%
Total capital (to risk-weighted assets)	12.63%	12.70%	12.63%	12.70%
Common equity Tier 1 capital (to risk-weighted assets)	11.81%	11.96%	11.81%	11.96%
Tier 1 leverage ratio (to average total assets)	10.07%	10.10%	10.07%	10.10%

Other Data:
Book value per common share			$ 10.97	$ 10.27
Tangible book value per common share(7)			$ 10.75	$ 10.04

(1)	Performance ratios for the three month periods ended December 31, 2024 and 2023 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents average equity divided by average total assets.
(6)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(7)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measures: tangible book value per common share, efficiency ratio and earnings per share excluding securities loss. Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below. Loss on available-for-sale securities is excluded from the following calculations as management believes that this presentation provides further comparability of net income (loss), earnings (loss) per share and the efficiency ratio and is consistent with industry practice.

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) and earnings (loss) per share, reconciliation
Net Income (loss) (GAAP)	$(2,654)	$930	$(8,620)	$4,395
Exclude impact of securities loss restructure, net of tax	(3,196)	-	(12,672)	-
Net income excluding securities loss restructure (non-GAAP)	$542	$930	$4,052	$4,395

Basic earnings (loss) per share (GAAP)	$(0.25)	$0.09	$(0.80)	$0.41
Exclude impact of securities loss restructure, net of tax	0.30	-	1.18	-
Basic earnings per share excluding securities restructure, net of tax (non-GAAP)	$0.05	$0.09	$0.38	$0.41

Diluted earnings (loss) per share (GAAP)	$(0.25)	$0.09	$(0.80)	$0.40
Exclude impact of securities loss restructure, net of tax	0.30	-	1.17	-
Diluted earnings per share excluding securities loss restructure, net of tax (non-GAAP)	$0.05	$0.09	$0.37	$0.40

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Efficiency ratio reconciliation
Non-interest expense (GAAP)	$9,943	$9,122	$36,848	$36,429

Net interest income (GAAP)	10,499	9,143	38,231	37,965
Non-interest (loss) income (GAAP)	(2,512)	1,400	(9,520)	5,780
Net interest income plus non-interest income (GAAP)	$7,987	$10,543	$28,711	$43,745

Less non-GAAP adjustments:
Net realized loss on sales and calls of securities	(4,045)	-	(16,041)	-
Net interest income plus non-interest income - as adjusted (non-GAAP)	$12,032	$10,543	$44,752	$43,745

Efficiency ratio (non- GAAP)	82.64%	86.52%	82.34%	83.28%

(In thousands, except per share data)	December 31,
	2024	2023
Book value per common share
Total shareholders' equity (book value) (GAAP)	$121,833	$113,685
Total shares outstanding	11,110	11,073
Book value per common share	$10.97	$10.27

Tangible common equity
Total shareholders' equity (book value) (GAAP)	$121,833	$113,685
Goodwill	(2,235)	(2,235)
Intangible assets, net	(166)	(246)
Tangible common equity (non-GAAP)	$119,432	$111,204

Tangible book value per common share
Tangible common equity (non-GAAP)	$119,432	$111,204
Total shares outstanding	11,110	11,073
Tangible book value per common share (non-GAAP)	$10.75	$10.04

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com